Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-134864

Final Terms and Conditions

Issuer:	American Express Credit Corporation
Ratings:	Aa3 / A+ / A+ (All Stable)
Amount:	$1,000,000,000
Trade Date:	February 21, 2007
Settlement Date:	February 26, 2007
Maturity Date:	February 24, 2012
Coupon Rate:	1-Month Libor + 12 bps
Offering Price to Public:	100.000%
Commissions:	0.250%
Net Price:	99.750%
Net Proceeds:	$997,500,000
First Payment Date:	March 26, 2007
Interest Reset Dates:	On the 26th of each month
Interest Payment Dates:	On the 26th of each month
Short final coupon: February 24, 2012
Interest Determination Date:	Two London Business Days prior to each Interest Reset Date
Day Count:	Actual/360
Denominations:	$1,000 X $1,000
Documentation:	American Express Credit Corporation MTN Program
Joint Bookrunners:	ABN Amro Incorporated
Credit Suisse Securities (USA) LLC
Co-Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
The Williams Capital Group, L.P.
CUSIP:	0258M0CS6

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling toll-free: 1-800-525-5450.